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                                                            Exhibit (a)(1)(A)


                      DECLARATION OF TRUST OF PIES TRUST II

     Declaration of Trust, dated as of April 1, 1998, between Steven Berkenfeld, as sponsor (the "Sponsor"), and Jennifer Marre, as trustee (the "Trustee"). The Sponsor and the Trustee hereby agree as follows:

     1. The trust created hereby shall be known as "PIES Trust II", in which name the Trustee, or the Sponsor to the extent provided herein, may conduct the business of the Trust, make and execute contracts, and sue and be sued.

     2. The Sponsor hereby assigns, transfers, conveys and sets over to the Trustee the sum of $1. The Trustee hereby acknowledges receipt of such amount in trust from the Sponsor, which amount shall constitute the initial trust estate. The Trustee hereby declares that it will hold the trust estate in trust for the Sponsor. It is the intention of the parties hereto that the Trust created hereby constitute a business trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. ss. 3801 et seq. and that this document constitute the governing instrument of the Trust. The Trustee is hereby authorized and directed to execute and file a certificate of trust with the Secretary of State of the State of Delaware in such form as the Trustee may approve.

     3. The Sponsor and the Trustee will enter into an amended and restated Declaration of Trust, satisfactory to each such party, to provide for the contemplated operation of the Trust created hereby. Prior to the execution and delivery of such amended and restated Declaration of Trust, the Trustee shall not have any duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law or as may be necessary to obtain prior to such execution and delivery any licenses, consents or approvals required by applicable law or otherwise.

     4. This Declaration of Trust may be executed in one or more counterparts.

     5. The Trustee may resign upon thirty days prior notice to the Sponsor.


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     IN WITNESS WHEREOF, the parties hereto have caused this Declaration of
Trust to be duly executed as of the date first above written.



                                            SPONSOR


                                            By: /s/ Steven Berkenfeld
                                               -----------------------------
                                               Steven Berkenfeld,
                                               as Sponsor


                                            TRUSTEE


                                            By: /s/ Jennifer Marre
                                               -----------------------------
                                               Jennifer Marre,
                                               as Trustee